EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries                          Percentage Owned    State of Incorporation
------------                          ----------------    ----------------------
Greene County Bank                          100%                 Tennessee
Premier Bank of East Tennessee(1)           100%                 Tennessee
American Fidelity Bank(1)                   100%                 Tennessee

SUBSIDIARIES OF GREENE COUNTY BANK

Superior Financial Services, Inc.           100%                 Tennessee
Superior Mortgage Company                   100%                 Tennessee
GCB Acceptance Corporation                  100%                 Tennessee
Fairway Title Company                       100%                 Tennessee

(1) Currently dormant following combination of business operations into Greene County Bank and survival of charter only under Tennessee law.